UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PSYCHIATRIC SOLUTIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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6640 CAROTHERS PARKWAY
SUITE 500
FRANKLIN, TENNESSEE 37067
April 16, 2007
TO OUR STOCKHOLDERS:
     You are cordially invited to attend the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of Psychiatric Solutions, Inc., to be held on Tuesday, May 15, 2007, at 8:00 a.m. (Central Time), at our executive offices located at 6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067. The following pages contain the formal notice of the Annual Meeting and our Proxy Statement which describe the specific business to be considered and voted upon at the Annual Meeting.
     It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy, which is being solicited by the Board of Directors, as soon as possible. If you attend the Annual Meeting, you may withdraw your proxy and vote your shares personally.
     We look forward to seeing you at the Annual Meeting.

Sincerely,
/s/ Joey A. Jacobs

Joey A. Jacobs
Chairman, President and Chief Executive Officer

Enclosures:
1. Notice of Annual Meeting
2. Proxy Statement
3. Proxy Card and Business Reply Envelope
4. Annual Report to Stockholders
YOUR VOTE IS IMPORTANT.
PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY
AND RETURN IT PROMPTLY IN THE ENCLOSED
POSTAGE-PAID ENVELOPE.

6640 CAROTHERS PARKWAY
SUITE 500
FRANKLIN, TENNESSEE 37067
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 15, 2007
TO OUR STOCKHOLDERS:
     The 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of Psychiatric Solutions, Inc. will be held on Tuesday, May 15, 2007, at 8:00 a.m. (Central Time), at our executive offices located at 6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067, for the following purposes:
(1)	To elect three nominees as Class II directors;

(2)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

(3)	To transact any other business that properly comes before the meeting or any adjournments or postponements thereof.
     The Board of Directors has fixed the close of business on April 2, 2007 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.
     The enclosed Proxy Statement contains more information regarding matters to be voted on at the Annual Meeting. Please read the Proxy Statement carefully.

By order of the Board of Directors,
/s/ Joey A. Jacobs

Joey A. Jacobs
Chairman, President and Chief Executive Officer

Dated: April 16, 2007
IMPORTANT
     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, TO ASSURE THE PRESENCE OF A QUORUM, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
POST-EMPLOYMENT COMPENSATION
DIRECTOR COMPENSATION
COMPENSATION COMMITTEE REPORT
AUDIT COMMITTEE REPORT
GENERAL INFORMATION
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

6640 CAROTHERS PARKWAY
SUITE 500
FRANKLIN, TENNESSEE 37067
PROXY STATEMENT
     This Proxy Statement is furnished in connection with the solicitation by our Board of Directors of proxies to be voted at the 2007 Annual Meeting of Stockholders, or the Annual Meeting, to be held at our executive offices located at 6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067, on Tuesday, May 15, 2007, at 8:00 a.m. (Central Time), for the purposes set forth in the accompanying notice, and at any adjournments or postponements thereof. This Proxy Statement and the accompanying proxy are first being mailed or given to stockholders on or about April 16, 2007.
INFORMATION CONCERNING SOLICITATION AND VOTING
Voting of Proxy
     If the enclosed proxy is properly executed and received prior to or at the Annual Meeting and not properly revoked, it will be voted in accordance with the instructions, if any, given by the stockholder, and if no instructions are given, it will be voted (a) FOR the election as directors of the nominees described in this Proxy Statement, (b) FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007 and (c) in accordance with the recommendation of our Board of Directors on any other proposal that may properly come before the Annual Meeting or any adjournment thereof. The persons named as proxies in the enclosed proxy were selected by our Board of Directors.
     Stockholders who sign proxies have the right to revoke them at any time before they are voted by delivering a written request to Christopher L. Howard, Esq., our Executive Vice President, General Counsel and Secretary, at 6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067 prior to the Annual Meeting or by submitting another proxy at a later date, and the giving of the proxy will not affect the right of a stockholder to attend the Annual Meeting and vote in person.
Record Date
     The close of business on April 2, 2007 has been fixed as the record date for the determination of stockholders entitled to vote at the Annual Meeting. As of such date, we had 125,000,000 authorized shares of common stock, $.01 par value, or Common Stock, of which 54,235,712 shares were outstanding and entitled to vote, and 1,186,530 authorized shares of preferred stock, of which no shares were outstanding. Common Stock is our only outstanding class of voting stock. Each share of Common Stock will have one vote on each matter to be voted upon at the meeting
Quorum and Voting Requirements
     A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, is required to constitute a quorum. If a quorum is not present at the time of the Annual Meeting, the stockholders entitled to vote, present in person or represented by proxy, shall have the power to adjourn the Annual Meeting until a quorum shall be present or represented by proxy. The Annual Meeting may be adjourned from time to time, whether or not a quorum is present, by the affirmative vote of a majority of the votes present and entitled to be cast at the Annual Meeting, by our officer presiding over the Annual Meeting or by our Board of Directors. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the Annual Meeting. A broker non-vote occurs if a broker or other nominee attending the Annual Meeting in person or submitting a proxy does not have discretionary authority and has not received voting instructions from the beneficial owner of shares on a particular matter.

Miscellaneous
     We will bear the cost of printing, mailing and other expenses in connection with this solicitation of proxies and will also reimburse brokers and other persons holding shares of Common Stock in their names or in the names of nominees for their expenses in forwarding this proxy material to the beneficial owners of such shares. Certain of our directors, officers and employees may, without any additional compensation, solicit proxies in person or by telephone.
     Our management is not aware of any matters other than those described in this Proxy Statement that may be presented for action at the Annual Meeting. If any other matters properly come before the meeting, it is intended that the proxies will be voted with respect thereto in accordance with the judgment of the person or persons voting such proxies subject to the direction of our Board of Directors.
     Throughout this Proxy Statement, all share numbers, purchase prices per share and exercise prices relating to our securities are adjusted for the two-for-one stock split effected in the form of a stock dividend on January 9, 2006.

PROPOSAL 1: ELECTION OF DIRECTORS
Introduction
     Our Amended and Restated Certificate of Incorporation, as amended, provides that our Board of Directors shall be divided into three classes of as nearly equal size as possible. Approximately one-third of our directors are elected each year. All classes of directors have three year terms. The terms of our Class II directors expire at the Annual Meeting.
     Upon the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated the three individuals named below under the caption “Class II Nominees” for election as directors to serve until the annual meeting of stockholders in 2010 or until their successors have been elected. Each nominee has consented to be a candidate and to serve, if elected. Proxies cannot be voted for a greater number of persons than the nominees named.
Class II Nominees
     The following table shows the names, ages and principal occupations of each of the nominees designated by our Board of Directors to become directors and the year in which each nominee was first appointed or elected to our Board of Directors.

		Principal Occupation/	Director
Name	Age	Other Directorships	Since
William F. Carpenter III	52	Mr. Carpenter has served as President and Chief Executive Officer of LifePoint Hospitals, Inc., or LifePoint, a non-urban hospital company, since June 2006. Mr. Carpenter had previously served as an Executive Vice President of LifePoint since February 2004, as Corporate Governance Officer of LifePoint since February 2003, as Chief Development Officer of LifePoint since May 2002 and as General Counsel and Secretary of LifePoint since May 1999. Mr. Carpenter previously served as a Senior Vice President of LifePoint from May 1999 to February 2004. Mr. Carpenter has served as a director of LifePoint since June 2006.	2004

Mark P. Clein	47	Mr. Clein has served as President and Chief Financial Officer of United BioSource Corporation, a pharmaceutical and life sciences consulting company, since November 2003. Mr. Clein previously served as a Partner of LCI Partners, a consulting and investment firm, from January 2003 to November 2003. Prior to LCI Partners, Mr. Clein served as Executive Vice President and Chief Financial Officer of US Bioservices Corporation, a provider of distribution services for specialty pharmaceuticals and biologics, from May 2002 to January 2003. From May 1999 to May 2002, Mr. Clein served as Chief Executive Officer of PMR Corporation.	2002

		Principal Occupation/	Director
Name	Age	Other Directorships	Since
Richard D. Gore	54	Mr. Gore served as Chief Executive Officer of Attentus Healthcare Corporation, or Attentus, a non-urban hospital management company, from February 2006 until November 2006 and as President from December 2002 until November 2006. Mr. Gore had previously served as Co-Chief Executive Officer of Attentus since December 2002. Mr. Gore served as Chief Financial Officer of Province Healthcare Company, a non-urban hospital company, from April 1996 to August 2001 and served as Vice Chairman of the Board of Directors of Province Healthcare Company from December 1999 to August 2001.	2003
Required Vote
     Directors are elected by a plurality of the votes cast by the shares of Common Stock entitled to vote in the election at a meeting at which a quorum is present. Our Amended and Restated Certificate of Incorporation, as amended, does not provide for cumulative voting and, accordingly, the stockholders do not have cumulative voting rights with respect to the election of directors. Consequently, each stockholder may cast one vote per share of Common Stock held of record for each nominee. An abstention may not be specified with respect to the election of Class II Nominees. Broker non-votes will have no effect on the outcome of the election. Unless a proxy specifies otherwise, the persons named in the proxy will vote the shares covered thereby FOR the nominees designated by the Board of Directors. If a nominee becomes unavailable for election, shares covered by a proxy will be voted for a substitute nominee selected by the Board of Directors.
The Board of Directors recommends that the stockholders vote FOR each of the Class II nominees.
Continuing Directors
     The persons named below will continue to serve as directors until the annual meeting of stockholders in the year indicated or until their successors are elected and take office. Stockholders are not voting on the election of the Class I and Class III directors. The following table shows the names, ages, principal occupations and other directorships of each continuing director and the year in which each was first appointed or elected to the Board of Directors of Psychiatric Solutions Hospitals, Inc. or Psychiatric Solutions, Inc., as applicable.

		Principal Occupation/	Director
Name	Age	Other Directorships	Since
Class III – Term Expiring in 2008

Joey A. Jacobs	53	Mr. Jacobs serves as President and Chief Executive Officer and was one of our co-founders in April 1997. Prior to our founding, Mr. Jacobs served for 21 years in various capacities with HCA Inc., or HCA, formerly known as Hospital Corporation of America, Columbia and Columbia/HCA, most recently as President of the Tennessee Division. Mr. Jacobs’ background at HCA also includes serving as President of HCA’s Central Group, Vice President of the Western Group, Assistant Vice President of the Central Group and Assistant Vice President of the Salt Lake City Division.	1997

		Principal Occupation/	Director
Name	Age	Other Directorships	Since
Edward K. Wissing	69	Mr. Wissing has served as a director of Christiana Health Services, a privately-held hospital system, and as Chairman of the Board of Christiana Health Initiatives since November 2006. Until February 2007, Mr. Wissing had served as Chairman of the Board of Pediatric Services of America, Inc., a home health care company, since December 2002, and as a director since 2001. Mr. Wissing previously served as President, Chief Executive Officer and a director of American HomePatient, Inc., a national provider of home health care products and services, from May 1984 until May 1998.	1997

William M. Petrie, M.D.	60	Dr. Petrie has served as President of Psychiatric Consultants, P.C., a psychiatrist practice group, since 1999.	2004

Class I – Term Expiring in 2009

Christopher Grant, Jr.	52	Mr. Grant has served as the President of Salix Management Corporation, a manager of venture capital partnerships Salix Ventures, L.P., Salix Ventures II, L.P. and Salix Affiliates II, L.P., since 1997.	1997

David M. Dill	38	Mr. Dill currently serves as Chief Executive Officer of the East Division of Fresenius Medical Services, a wholly-owned subsidiary of Fresenius Medical Care AG & Co. KGaA. From November 2003 until joining Fresenius Medical Care, Mr. Dill was Executive Vice President, Chief Financial Officer and Treasurer of Renal Care Group, Inc., a publicly-traded dialysis services company that was acquired by Fresenius Medical Care on March 31, 2006. From 1996 to November 2003, Mr. Dill served in various finance and accounting roles with Renal Care Group, Inc.	2005

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year 2007. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.
Fees
     The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements for 2006 and 2005, and fees incurred for other services rendered by Ernst & Young LLP for such years:

	2006	2005
Audit Fees(1):	$1,714,410	$1,542,711
Audit – Related Fees(2):	—	573,980
Tax Fees(3):	14,086	93,048

Total Fees:	$1,728,496	$2,209,739

(1)	Such services consisted primarily of the audit of our annual financial statements and internal control over financial reporting, the review of our quarterly financial statements, statutory audits, and services provided in connection with registration statements filed with the Securities and Exchange Commission, or the SEC.

(2)	Such services consisted primarily of audits of acquired subsidiaries as required by SEC regulations and consultations related to compliance with Section 404 of the Sarbanes-Oxley Act.

(3)	Such services consisted primarily of tax compliance services and other tax planning and tax advice services.
Pre-approval of Auditor Services
     The charter of the Audit Committee provides that the Audit Committee must pre-approve all auditing and non-auditing services to be provided by our auditor, other than certain de minimus non-audit services. In addition, any services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee. For 2006, all services provided by Ernst & Young LLP were pre-approved by the Audit Committee.
     All non-audit services were reviewed by the Audit Committee and the Audit Committee concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.
Required Vote
     The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is needed to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year 2007. Under Delaware law, an abstention will have the same legal effect as a vote against the ratification of Ernst & Young LLP, and broker non-votes will have no effect on the outcome of the ratification of the independent registered public accounting firm. If the appointment is not ratified, the matter will be referred to the Audit Committee for further review.
The Audit Committee and the Board of Directors recommend that the stockholders vote
FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

CORPORATE GOVERNANCE
Standards of Independence for the Board of Directors
     The Nasdaq Stock Market, Inc., or NASDAQ, requires that a majority of our Board of Directors be comprised of independent directors as defined in Rule 4200 of the NASDAQ Marketplace Rules. Our Board of Directors reviews the independence of all of our directors and affirmatively makes a determination as to the independence of each director on an annual basis based on whether such director satisfies the definition of “independent director” as set forth in Rule 4200 of the NASDAQ Marketplace Rules. Our Board of Directors has determined that each of Messrs. Carpenter, Clein, Dill, Gore, Grant, Petrie and Wissing are independent directors.
Committees of the Board of Directors
     The Board of Directors has established three standing committees: a Compensation Committee, an Audit Committee and a Nominating and Corporate Governance Committee as described below. All committee members are non-employee directors, each of whom the Board of Directors has determined to be “independent” as required by the listing standards of NASDAQ. In addition, William M. Petrie, M.D. and Edward K. Wissing serve on our Compliance Committee, which is otherwise comprised of our employees. The Compliance Committee oversees our Code of Ethics, which applies to all of our directors and employees, including our Chief Executive Officer and Chief Accounting Officer.
Compensation Committee
     The Compensation Committee is currently comprised of Messrs. Clein, Gore and Grant. Ann H. Lamont was a member of the Compensation Committee until her resignation from the Board of Directors effective May 16, 2006. The Board of Directors appointed Mr. Clein and Mr. Gore as members of the Compensation Committee effective as of May 16, 2006. During 2006, the Compensation Committee held six meetings and took action by written consent six times. Please refer to “Compensation Discussion and Analysis” for a description of the Compensation Committee’s principal responsibilities and duties. The Compensation Committee has a written charter that is available on our website at www.psysolutions.com.
Audit Committee
     The Board of Directors has appointed an Audit Committee to assist the Board of Directors in fulfilling its oversight responsibilities for our financial reports, systems of internal controls for financial reporting, and accounting policies, procedures and practices. The primary responsibilities and duties of the Audit Committee are as follows:
•	Hire, evaluate and, when appropriate, replace our independent auditor, whose duty it is to audit our books and accounts for the fiscal year in which it is appointed.

•	Determine the compensation to be paid to our independent auditor and, in its sole discretion, approve all audit and engagement fees and terms and pre-approve all auditing and non-auditing services of our independent auditor, other than certain de minimus non-audit services.

•	Review and discuss our internal reporting, audit procedures and the adequacy and effectiveness of our disclosure controls and procedures with management, our independent auditor and our internal auditors.

•	Review and discuss with management and our independent auditor the audited financial statements to be included in our Annual Report on Form 10-K, the quarterly financial statements to be included in our Quarterly Reports on Form 10-Q, our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the selection, application and disclosure of critical accounting policies used in our financial statements.

•	Review and discuss with management the quarterly earnings press releases and financial information and earnings guidance provided to analysts and rating agencies.

•	Review and discuss with management all existing related-party transactions and approve any proposed related-party transactions to ensure that they are in our best interest.

•	Review and reassess the adequacy of the Amended and Restated Audit Committee Charter adopted by the Board of Directors, and recommend proposed changes to the Board.
     The Audit Committee is currently comprised of Messrs. Dill, Grant and Wissing. Our Board of Directors has determined that David M. Dill is an “audit committee financial expert” as defined in rules promulgated by the SEC under the Securities Exchange Act of 1934, as amended. The Audit Committee held five meetings during 2006. The Audit Committee has a written charter that is available on our website at www.psysolutions.com.
Nominating and Corporate Governance Committee
     The primary responsibilities and duties of the Nominating and Corporate Governance Committee are as follows:
•	Review the composition of our Board of Directors to ensure that a majority of the members are “independent” as required by the NASDAQ listing standards.

•	Consider and recommend candidates to fill new positions or vacancies on the Board of Directors and review any candidates recommended by stockholders.

•	Evaluate the performance of each existing director proposed for re-election and recommend the director nominees for approval by our Board of Directors and our stockholders.

•	Retain and terminate any search firm to be used to identify Board candidates and approve the search firm’s fees and other retention terms.

•	Review and reassess the adequacy of the Nominating and Corporate Governance Committee Charter and recommend any changes to the Board.
     The Nominating and Corporate Governance Committee is currently comprised of Messrs. Carpenter, Gore and Petrie. The Nominating and Corporate Governance Committee held one meeting during 2006. The Nominating and Corporate Governance Committee has a written charter that is available on our website at www.psysolutions.com.
Meetings of our Board of Directors and Committees
     During 2006, our Board of Directors held a total of eight meetings. Each director attended 75% or more of the meetings of our Board of Directors and committees of our Board of Directors on which such director served.
Nomination of Directors
     Directors may be nominated by our Board of Directors or by stockholders in accordance with our Amended and Restated Bylaws. As a matter of course, the Nominating and Corporate Governance Committee reviews the qualifications of various persons to determine whether they might make good candidates for consideration for membership on our Board of Directors. The Nominating and Corporate Governance Committee will review all proposed nominees for our Board of Directors, including those proposed by stockholders. This process includes a review of the candidate’s character, judgment, experience, independence, understanding of our business or other related industries and such other factors as the Nominating and Corporate Governance Committee determines are relevant in light of the needs of our Board of Directors and us. The Nominating and Corporate Governance Committee will select qualified candidates and review its recommendations with our Board of Directors, which will decide whether to invite the candidate to be a nominee for election to our Board of Directors. We do not currently pay a fee to any third party to identify or assist in identifying or evaluating potential nominees.
     For a stockholder to submit a candidate for consideration by the Nominating and Corporate Governance Committee, a stockholder must notify Christopher L. Howard, Esq., our Executive Vice President, General Counsel and Secretary, at Psychiatric Solutions, Inc., 6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067. In addition, our Amended and Restated Bylaws permit stockholders to nominate directors at a stockholder meeting. To make a director nomination at the Annual Meeting, a stockholder entitled to vote must deliver written notice to us (containing certain information specified in our Amended and Restated Bylaws about the stockholder and the proposed nominee) not less than 50 days or more than 75 days prior to the meeting; provided, however, that in the event that less than 60 days notice or public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the date on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Proxy Statement.
Communicating with the Board
     All stockholder communications with our Board of Directors should be directed to Christopher L. Howard, Esq., our Executive Vice President, General Counsel and Secretary, at Psychiatric Solutions, Inc., 6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067, and should prominently indicate on the outside of the envelope that it is intended for our Board of Directors or for an individual director. Each communication intended for our Board of Directors and received by Mr. Howard will not be opened, but will be promptly forwarded unopened to the Chairman of the Audit Committee following its clearance through normal security procedures.
Attendance by Members of the Board of Directors at the Annual Meeting of Stockholders
     We encourage each member of our Board of Directors to attend each annual meeting of stockholders. All directors, except Messrs. Clein and Dill, attended the annual meeting of stockholders held on May 16, 2006.
Non-Management Executive Sessions
     Our Board of Directors has adopted a policy relating to non-management executive sessions. Under this policy, periodically, and no less frequently than semi-annually, our Board of Directors will meet in executive sessions in which management directors and other members of management do not participate. During 2006, the non-management members of our Board of Directors held four executive sessions.
Policy on Reporting of Concerns Regarding Accounting Matters
     The Audit Committee has adopted a policy on the reporting of concerns regarding accounting, internal accounting controls or auditing matters. We have established a compliance hotline called ValuesLine, 866-708-1022, which is administered by a third party, as a hotline for the receipt, retention and treatment of complaints from employees or others regarding accounting, internal accounting controls and auditing matters. Information received through the hotline is conveyed directly to our Executive Vice President, Quality and Compliance. Complaints relating to accounting, internal accounting controls or auditing matters will then be directed to the Chairman of the Audit Committee. Any complaint may be made anonymously if the claimant so desires, and all claimants will be provided confidentiality in the handling of the complaint.
Policies and Procedures with Respect to Related Party Transactions
     The charter of the Audit Committee requires that the Audit Committee review and discuss with management all existing related-party transactions and approve any proposed related-party transactions to ensure that they are in our best interest. “Related-party transactions” include, but are not be limited to, those transactions described in Item 404(a) of Regulation S-K under the federal securities laws. Only members of the Audit Committee who will derive no direct or indirect benefit from a specific related-party transaction may discuss that transaction with management or vote to approve it.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
     The following table sets forth information with respect to ownership of our Common Stock, as of April 2, 2007, by:
•	each person who we know to be the beneficial owner of more than 5% of the outstanding shares of Common Stock;

•	each of our directors;

•	each of our executive officers named in the summary compensation table on page 17 (the “Named Executive Officers”); and

•	all of our directors and executive officers as a group.
     To our knowledge, unless otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned. All computations are based on 54,235,712 shares of Common Stock outstanding on April 2, 2007.

	Number of Shares	Percent of
Name of	Beneficially	Common Stock
Beneficial Owner, Executive Officer or Director	Owned(1)(2)	Beneficially Owned
Joey A. Jacobs (3)	1,403,418	2.5%
William B. Rutherford (4)	107,669	*
Jack E. Polson (5)	281,111	*
Brent Turner (6)	346,333	*
Christopher L. Howard (7)	62,660	*
Christopher Grant, Jr. (8)	8,000	*
Edward K. Wissing (9)	29,744	*
Richard D. Gore (10)	26,000	*
Mark P. Clein (11)	44,404	*
William F. Carpenter III (12)	18,000	*
William M. Petrie, M.D. (13)	31,728	*
David M. Dill (14)	10,000	*
AXA Financial, Inc. (15)	2,709,585	5.0%
All directors and executive officers as a group (12 persons) (16)	2,369,067	4.2%

*	Less than 1%

(1)	All share information presented in this table has been adjusted to reflect the two-for-one stock split effected in the form of a stock dividend on January 9, 2006.

(2)	Under SEC rules, the number of shares shown as beneficially owned includes shares of Common Stock subject to options that currently are exercisable or will be exercisable within sixty (60) days of April 2, 2007. Shares of Common Stock subject to options that are currently exercisable or will be exercisable within 60 days of April 2, 2007 are considered to be outstanding for the purpose of computing the percentage of the shares held by a holder, but are not considered to be outstanding for computing the percentage held by others.

(3)	Includes options to purchase 1,258,902 shares and 60,000 shares of restricted stock.

(4)	Includes options to purchase 50,000 shares and 52,083 shares of restricted stock.

(5)	Includes options to purchase 233,500 shares and 45,833 shares of restricted stock.

(6)	Includes options to purchase 298,000 shares and 45,833 shares of restricted stock.

(7)	Includes options to purchase 15,000 shares and 45,833 shares of restricted stock.

(8)	Represents options to purchase 8,000 shares.

(9)	Represents options to purchase 29,744 shares.

(10)	Represents options to purchase 26,000 shares.

(11)	Includes options to purchase 8,000 shares.

(12)	Represents options to purchase 18,000 shares.

(13)	Includes options to purchase 13,000 shares.

(14)	Represents options to purchase 10,000 shares.

(15)	Based solely on information contained in a Schedule 13G jointly filed by AXA Assurances I.A.R.D. Mutuelle, or AXA I.A.R.D., AXA Assurances Vie Mutuelle, or AXA Vie, AXA Courtage Assurance Mutuelle, or AXA Courtage, and together with AXA I.A.R.D. and AXA Vie, the Mutuelles AXA, AXA and AXA Financial, Inc., or AXA Financial, with the SEC on February 13, 2007. AXA owns AXA Financial and the Mutuelles AXA, as a group, controls AXA. Each of AXA I.A.R.D., AXA Vie, AXA Courtage and AXA has sole voting power with respect to 2,168,335 shares and sole dispositive power with respect to 2,709,585 shares. AXA Financial has sole voting power with respect to 2,145,608 shares and sole dispositive power with respect to 2,686,858 shares. The address of AXA Financial is 1290 Avenue of the Americas, New York, New York 10104.

(16)	Includes options to purchase 1,968,146 shares and 249,582 shares of restricted stock.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than 10% of our Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock. These officers, directors and greater than 10% stockholders are required by SEC rules to furnish us with copies of all Section 16(a) reports they file. There are specific due dates for these reports and we are required to report in this Proxy Statement any failure to file reports as required during 2006. Based upon a review of these filings and written representations from our directors and executive officers, we believe that all reports required to be filed with the SEC pursuant to Section 16(a) during 2006 were filed, and no other reports were required.

COMPENSATION DISCUSSION AND ANALYSIS
     The Compensation Committee is responsible for discharging the Board of Director’s responsibilities relating to compensation plans, policies and programs for our executive officers and directors. In performing its duties, the Compensation Committee:
•	Evaluates the performance of our chief executive officer and reviews the chief executive officer’s evaluation of our other executive officers;

•	Reviews and approves the total compensation package, including base salaries, bonuses, equity and non-equity incentives, retirement plans and other benefits, for our executive officers;

•	Reviews and approves compensation packages for new executive officers and termination packages for executive officers;

•	Reviews and approves the compensation and benefits offered to non-employee directors;

•	Interprets all provisions of our equity-based incentive programs, prescribing the form of any agreements related thereto and adopts, amends and rescinds rules for administration of the programs;

•	Grants awards under our equity-based incentive programs; and

•	Reviews and reassesses the adequacy of the Compensation Committee Charter and recommends any changes to the Board.
     The components of our compensation program for executive officers include base salary, performance-based cash bonuses and equity-based incentive compensation in the form of stock options and restricted stock. Our executive compensation program is based on the following four objectives: (i) to link the interests of management with those of stockholders by encouraging stock ownership; (ii) to attract and retain superior executives by providing them with the opportunity to earn total compensation packages that are competitive within the health care industry; (iii) to recognize and reward individual performance through salary, annual cash incentives and long-term stock-based incentives; and (iv) to manage compensation based on the individual’s level of skill, knowledge, effort and responsibility. The Compensation Committee believes that the compensation of our executive officers should provide a competitive level of total compensation necessary to attract and retain talented and experienced officers, and motivate them to contribute to our success.
Compensation Process
     The Compensation Committee approves salaries and other compensation for our executive officers. In 2006, this group consisted of six persons, five of which are our Named Executive Officers. Salaries and other compensation for all other officers and employees are determined by management in accordance with our compensation policies and plans.
     The Compensation Committee reviews and approves, in advance, employment and similar arrangements or payments to be made to any executive officer. The Compensation Committee also relies on the input of our Chief Executive Officer and President concerning the performance of our executive officers in making its compensation decisions. The Compensation Committee met six times in 2006 and took action by written consent six times.
     The Compensation Committee has retained an outside compensation consultant, Pearl Meyer & Partners, to advise it regarding market trends and practices in executive compensation and with respect to specific compensation decisions. To assist the Compensation Committee in setting compensation for 2006, the consultant provided to the Compensation Committee a detailed report assessing the competitiveness of the compensation amounts currently offered by us to our executive officers, including an examination of base salary, actual total cash consideration, target total cash consideration and long-term incentives, and a comparison of our overall equity dilution and financial performance with comparable health care companies. In order to compare our compensation to other health care companies, the consultant selected 14 publicly traded health care companies with similar revenues to us as a peer group. In August 2006, the consultant provided the Compensation Committee with a report containing comparative information for purposes of evaluating 2006 compensation and setting 2007 compensation of our executive officers. The consultant also provided the Compensation Committee with a report assessing the competitiveness of the compensation amounts offered by us to our non-employee directors.
Components of Executive Compensation
     Below is a table outlining each of our Named Executive Officers’ 2007 and 2006 base salaries, cash bonuses, option grants and restricted stock awards. Please note that the cash bonuses and equity awards made in 2006 and 2007 related to the Named Executive Officer’s performance in 2005 and 2006, respectively.

	Base Salary		Cash Bonus		Option Awards		Restricted Stock Awards
Name	2007($)	2006($)	2007($)	2006($)	2007(#)	2006(#)	2007(#)	2006(#)
Joey A. Jacobs	$1,250,000	$892,500	$1,204,200	$1,086,490	60,000	456,839	60,000	—
William B. Rutherford	500,000	400,000	295,890	—	33,333	200,000	33,333	25,000
Jack E. Polson	400,000	341,250	230,344	207,711	38,333	80,000	38,333	10,000
Brent Turner	400,000	341,250	230,344	207,711	38,333	80,000	38,333	10,000
Christopher L. Howard	400,000	333,333	202,500	63,911	38,333	30,000	38,333	10,000
Base Salary
     Base salary levels for our executive officers are determined, in part, based on individual experience and through comparisons with peer companies with which we compete for personnel and general market conditions. The Compensation Committee reviews each executive officer’s salary at least annually and may increase each executive officer’s salary based on (i) the individual’s contribution to us compared to the preceding year, (ii) the individual’s responsibilities compared to the preceding year, (iii) comparisons with peer companies as detailed in the market study prepared by the compensation consultant and (iv) our financial performance.
     The Compensation Committee generally meets several times in the fall to review each executive officer’s salary and to consider adjustments to each executive’s base salary. In setting base salaries for 2006 and 2007, the Compensation Committee reviewed the composition of the peer group and the market study prepared by the consultant, discussed the peer group and the market study with the consultant and Mr. Jacobs, evaluated the performance of each executive officer and considered our financial performance. The Compensation Committee noted that, over the last three years, we consistently have been one of the top performing companies in the peer group, but the base salaries of our Named Executive Officers were generally below the 50th percentile of our peer group. After considering these factors, the Compensation Committee approved the base salaries provided in the table above for our Named Executive Officers.
Cash Bonuses
     Cash bonuses paid to our executive officers are a reward for the realization of our established objectives. The Compensation Committee adopts a cash bonus plan for each executive officer that establishes performance objectives for the executive officer, as described below. The Compensation Committee generally meets in February to review whether and the extent to which performance objectives have been achieved for the prior year. All bonuses are discretionary and subject to the review and approval of the Compensation Committee.
     On February 23, 2006, the Board adopted, subject to approval of our stockholders, the Psychiatric Solutions, Inc. Executive Performance Incentive Plan, or the Executive Plan. Our stockholders approved the Executive Plan on May 16, 2006. Payments to executives pursuant to the Executive Plan are designed to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. If we pay compensation that is “performance-based compensation” under Section 162(m), we can receive a federal income tax deduction for the compensation even if such compensation exceeds $1,000,000 in a single year. In order for compensation to qualify as “performance-based compensation,” it must meet certain conditions and be paid upon the achievement of objective performance goals selected by the Compensation Committee based on one or more of the business criteria set forth in the Executive Plan. In 2006, Mr. Jacobs was the only executive eligible to participate in the Executive Plan.
     The Compensation Committee has discretion to reduce or eliminate, but not increase, an amount that is payable to a participant under the Executive Plan. Any incentive bonuses will be paid in cash as soon as practicable following the end of the fiscal year, or earlier upon a change in control. In the event we experience a change in control, all participants in the Executive Plan shall receive the maximum bonus for which they are eligible, whether or not the performance goals have been achieved. Upon the death or disability of a participant in the Executive Plan, the Compensation Committee may pay the cash bonus whether or not the performance goals have been achieved.
     Cash bonuses to our Named Executive Officers are based on the criteria set forth in the cash bonus plans and listed below. Also listed is the percentage of each executive officer’s bonus that is based on the applicable criteria.

	Actual vs. Budgeted	Adjusted Earnings	Other Subjective
Name	EBITDA	Per Share	Criteria
Joey A. Jacobs	60%	20%	20%
William B. Rutherford	70%	20%	10%
Jack E. Polson	60%	20%	20%
Brent Turner	60%	20%	20%
Christopher L. Howard	60%	20%	20%
EBITDA, as referred to in the cash bonus plans, is defined as earnings from continuing operations before interest expense (net of interest income), income taxes, depreciation and amortization. The bonus plans require that we collect at least 95% of the revenue we record in order for the executive officers to be eligible for payment of a bonus.
     For 2006, the target bonus award (as a percentage of base salary) for each Named Executive Officer was as follows: Mr. Jacobs, 100%; Mr. Rutherford, 60%; and Messrs. Turner, Polson and Howard, 45%. The maximum bonus award (as a percentage of base salary) that each Named Executive Officer could receive was as follows: Mr. Jacobs, 135%; Mr. Rutherford, 90%; and Messrs. Turner, Polson and Howard, 67.5%.
     The table below sets forth the portion of bonus based upon EBITDA targets that each Named Executive Officer was eligible to receive for 2006. For example, if our actual EBITDA for 2006 was 100% of our budgeted EBITDA, Mr. Jacobs would receive 60% of his cash bonus (based on the table above) at the 100% level.

		100% of	100.01% - 105%
	90% - 100% of	Budgeted	of Budgeted	105% of Budgeted
Name	Budgeted EBITDA	EBITDA	EBITDA	EBITDA or Greater
Joey A. Jacobs	0%-100%	100%	100.01%-135%	135%
William B. Rutherford	0%-60%	60%	60.01%-90%	90%
Jack E. Polson	0%-45%	45%	45.01%-67.5%	67.5%
Brent Turner	0%-45%	45%	45.01%-67.5%	67.5%
Christopher L. Howard	0%-45%	45%	45.01%-67.5%	67.5%

     Another part of the cash bonus plans relates to adjusted earnings per share, or adjusted EPS. Adjusted EPS, as referred to in the cash bonus plans, is defined as earnings per share from continuing operations adjusted for non-recurring, infrequent or unusual items. The table below sets forth the portion of bonus based upon our achievement of certain adjusted EPS targets that each Named Executive Officer was eligible to receive for 2006. For example, if our adjusted EPS for 2006 was $0.93, Mr. Jacobs would receive 20% of his cash bonus (based on the table above) at the 100% level.

	Adjusted EPS of	Adjusted EPS of	Adjusted EPS of
Name	$0.90 - $0.92	$0.93 - $0.95	$0.95 or Greater
Joey A. Jacobs	0%-99%	100%-135%	135%
William B. Rutherford	0%-59%	60%-90%	90%
Jack E. Polson	0%-44%	45%-67.5%	67.5%
Brent Turner	0%-44%	45%-67.5%	67.5%
Christopher L. Howard	0%-44%	45%-67.5%	67.5%
     In October 2006, the Compensation Committee decided to increase the target and maximum bonus awards that can be received by Messrs. Rutherford, Turner, Polson and Howard for the 2007 fiscal year. The Compensation Committee determined that the target bonus award (as a percentage of salary) if the 2007 EBITDA and adjusted EPS targets are met shall be 65% for Mr. Rutherford and 50% for Messrs. Turner, Polson and Howard. The Compensation Committee also determined that the maximum cash bonus award (as a percentage of salary) that Mr. Rutherford can receive is 97.5% and Messrs. Turner, Polson and Howard can receive is 75%.
     In February 2007, the Compensation Committee met to determine whether and the extent to which the performance goals in each executive officer’s cash bonus plan had been achieved. Based on such review, the Compensation Committee awarded the maximum cash bonuses for the executive officers set forth in the cash bonus plans for such officers and listed in the table above. The cash bonuses awarded to the executive officers were based on the salaries of such officers as of January 1, 2006, and do not reflect subsequent salary increases.
Equity-Based Compensation
     We believe that stock options and restricted stock are a key component to the compensation of our executive officers. In accordance with the terms of our 2006 Long-Term Equity Compensation Plan, as described in more detail below, no stock options or restricted stock would be granted if certain performance targets were not achieved. Stock options and restricted stock provide a substantial incentive to employees by allowing them to directly participate in any increase in our long-term value. These incentives are intended to reward, motivate and retain the services of our executive officers. Equity-based compensation also aligns the interests of our executive officers with our stockholders. Historically, we have granted only stock options to our executive officers, but we made restricted stock grants to Messrs. Rutherford, Polson, Turner and Howard in 2006 and 2007 and to Mr. Jacobs in 2007. The Compensation Committee decided to grant restricted stock based in part on comparisons with peer companies in the consultant’s report and also to motivate and retain the services of our executive officers.
     On February 22, 2006, the Compensation Committee made certain option grants and awarded restricted stock to certain of our executive officers. Please see the table above for information on the number of options granted and shares of restricted stock awarded. All of the option grants and restricted stock awards, except for the options granted to Mr. Rutherford, were made pursuant to our 2005 Long-Term Equity Compensation Plan and were intended to reward each of the executive officers for his performance in 2005. On March 6, 2006, the Compensation Committee granted options to purchase 200,000 shares of our common stock and 25,000 shares of restricted stock to Mr. Rutherford in connection with his hiring as our Chief Operating Officer.
     On February 22, 2006, the Compensation Committee also adopted the 2006 Long-Term Equity Compensation Plan for eligible employees, including our executive officers. The number of equity awards to be granted under the 2006 Equity Compensation Plan is based on our adjusted EPS for 2006 compared to our adjusted EPS for 2005. If our adjusted EPS for 2006 did not exceed our adjusted EPS for 2005 by at least 20%, no stock options would be granted. If our 2006 adjusted EPS exceeded our 2005 adjusted EPS by between 20% and 30%, the Compensation Committee could grant stock options to purchase that number of shares of our common stock that is prorated between two to three percent of our issued and outstanding shares of common stock as of the grant date. If our 2006 adjusted EPS exceeded our 2005 adjusted EPS by more than 30%, the Compensation Committee could grant stock options to purchase that number of shares equal to three percent of our issued and outstanding shares of common stock as of the grant date. The actual number of securities granted within these parameters was in the sole discretion of the Compensation Committee.
     The Compensation Committee meets with our Chief Executive Officer to determine the allocation of equity awards to the eligible employees, except with respect to his equity award. Mr. Jacobs proposes the equity awards for all eligible employees subject to the review and approval of the Compensation Committee. In determining the equity award to be granted to the Chief Executive Officer and the other executive officers, the Compensation Committee evaluates the following factors: (i) our overall performance for the fiscal year in question; (ii) the performance of the individual in question; (iii) the contribution by the individual to us on an overall basis; (iv) the historical level of compensation of the individual; (v) the level of compensation of similarly situated executives in our industry based on the consultant’s report; and (vi) that level of combination of cash compensation and equity awards that would be required from a competitive point of view to retain the services of a valued executive officer.
     Because our equity awards made under the Equity Compensation Plan are based on the prior year’s performance, grants are typically made in February shortly after the completion of our audited financial statements. Equity awards granted pursuant to the 2006 Equity Compensation Plan are issued under the Psychiatric Solutions, Inc. Amended and Restated Equity Incentive Plan, or the Equity Incentive Plan. Historically, stock options have vested and become exercisable over the three year period following the date of grant, with 25% of the options vesting on the date of grant and 25% on each of the first, second and third anniversaries of the date of grant. The Compensation Committee sets the exercise price of the stock options at the closing price of our common stock on the NASDAQ Global Select Market on the trading day before or the grant date. Restricted stock awards are issued pursuant to the Equity Incentive Plan. Shares of restricted stock vest over the four year period following the date of the award, with 25% of the shares vesting on each of the first, second, third and fourth anniversaries of the date of the award.
     On February 20, 2007, the Compensation Committee met to determine whether and the extent to which the performance goals set forth in the 2006 Equity Compensation Plan had been achieved. Based on such review, the Compensation Committee made the equity awards set forth in the table above. Although the 2006 Equity Compensation Plan only provided for option grants, the Compensation Committee awarded a combination of stock options and restricted stock. For purposes of the 2006 Equity Compensation Plan, the Compensation Committee determined that each share of restricted stock is equivalent to an option to purchase two shares. The Compensation Committee’s determination was based on information provided by the outside compensation consultant, including guidelines adopted by Institutional Shareholder Services. Options granted on February 20, 2007 vest and become exercisable over the four year period following the date of grant, with 25% of the options vesting on each of the first, second, third and fourth anniversaries of the date of grant. Shares of restricted stock vest 25% per year on the four successive anniversary dates of the grant of restricted stock beginning February 20, 2008. On February 20, 2007, the Compensation Committee also adopted the 2007 Long-Term Equity Compensation Plan on terms identical to the 2006 Equity Compensation Plan, except that the 2007 Long-Term Equity Compensation Plan specifically allows the Compensation Committee to award shares of restricted stock as well as stock options.
Perquisites
     We provide our executive officers with perquisites that we believe are reasonable and consistent with our overall executive compensation program. We believe that such perquisites help us to retain our executive personnel and allows them to operate more effectively. These perquisites include payment of premiums for long-term disability insurance and long-term care insurance. We also offer a nonqualified deferred compensation plan pursuant to which the executive officers and other key employees may elect to defer up to 10% of their cash compensation. See “Post-Employment Compensation” for additional information about our nonqualified deferred compensation plan.

EXECUTIVE COMPENSATION
Summary Compensation Table
     The following summary compensation table reflects the total compensation of the Named Executive Officers.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and				Awards	Awards	Compensation	Compensation
Principal Position	Year	Salary ($)	Bonus ($)	(1) ($)	(2) ($)	(3) ($)	(4) ($)	Total ($)
Joey A. Jacobs Chairman of the Board, President and Chief Executive Officer	2006	$890,865	(6)	—	$2,174,920	$1,204,200	$3,083	$4,273,068
William B. Rutherford (5) Chief Operating Officer	2006	315,385	(6)	$173,177	343,125	295,890	2,614	1,130,191
Jack E. Polson Executive Vice President, Chief Accounting Officer	2006	340,625	(6)	68,729	538,999	230,344	2,474	1,181,171
Brent Turner Executive Vice President, Finance and Administration	2006	340,625	(6)	68,729	544,181	230,344	2,620	1,186,499
Christopher L. Howard Executive Vice President, General Counsel and Secretary	2006	333,333	(6)	68,729	253,556	202,500	2,620	860,738

(1)	Represents the dollar value of compensation cost recognized by us pursuant to Statement of Financial Standards No. 123R, or SFAS 123R. We granted 25,000 shares of restricted stock to Mr. Rutherford on March 6, 2006 and 10,000 shares of restricted stock to each of Messrs. Polson, Turner and Howard on February 23, 2006. See Note 10 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006 regarding assumptions underlying valuation of equity awards.

(2)	Represents the dollar value of compensation cost recognized by us pursuant to SFAS 123R. Options granted pursuant to Equity Compensation Plans are issued under the Equity Incentive Plan. See Note 10 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006 regarding assumptions underlying valuation of equity awards. In addition, ratable amounts expensed for awards that were granted in prior years are included.

(3)	Represents cash bonuses paid pursuant to the 2006 cash bonus plan for each executive officer.

(4)	Represents premiums paid by us for long-term disability insurance and long-term care insurance.

(5)	Mr. Rutherford commenced employment with us on March 6, 2006.

(6)	The cash bonuses received by each of the executive officers are set forth in the Non-Equity Incentive Plan Compensation column.

Grants of Plan-Based Awards
     The following table provides disclosure of performance-based equity compensation received by the Named Executive Officers during 2006.

		All Other Stock	All Other Option		Exercise or
		Awards:	Awards: Number of		Base Price of	Grant Date Fair
		Number of Shares of	Securities Under lying		Option Awards	Value of Stock and
Name	Grant Date	Stock or Units (1) (#)	Options (#)		($/Sh)	Option Awards ($)
Joey A. Jacobs	2/23/06	—	456,839	(2)	$32.99	$4,321,697

William B. Rutherford	3/6/06	25,000	—		—	831,250
	3/6/06	—	200,000	(3)	33.25	2,196,000

Jack E. Polson	2/23/06	10,000	—		—	329,900
	2/23/06	—	80,000	(2)	32.99	756,800

Brent Turner	2/23/06	10,000	—		—	329,900
	2/23/06	—	80,000	(2)	32.99	756,800

Christopher L. Howard	2/23/06	10,000	—		—	329,900
	2/23/06	—	30,000	(2)	32.99	283,800

(1)	Represents shares of restricted stock granted during 2006 pursuant to the Equity Incentive Plan based on achievement of objectives set forth in the 2005 Equity Compensation Plan.

(2)	Represents stock options granted during 2006 pursuant to the Equity Incentive Plan based on achievement of objectives set forth in the 2005 Equity Compensation Plan.

(3)	Represents stock options granted during 2006 pursuant to the Equity Incentive Plan upon Mr. Rutherford’s hiring as our Chief Operating Officer.

Outstanding Equity Awards at Fiscal Year-End
     The following table provides certain information with respect to the Named Executive Officers regarding outstanding equity awards as of December 31, 2006 that represent potential amounts that may be realized in the future.

	Option Awards						Stock Awards
	Number of		Number of
	Securities		Securities				Number of
	Underlying		Underlying				Shares or Units	Market Value of
	Unexercised		Unexercised		Option	Option	of Stock That	Shares or Units of
	Options (#)		Options (#)		Exercise	Expiration	Have Not	Stock That Have
Name	Exercisable		Unexercisable		Price ($)	Date (1)	Vested (2) (#)	Not Vested ($)(3)
Joey A. Jacobs	345,484	(5)	—		$2.75	8/21/12	—	—
	200,000	(4)	—		3.28	3/25/13	—	—
	150,000	(5)	50,000	(5)	6.88	10/30/13	—	—
	100,500	(4)	33,500	(4)	10.23	3/12/14	—	—
	84,901	(4)	84,901	(4)	20.69	3/17/15	—	—
	49,099	(4)	49,099	(4)	19.31	5/17/15	—	—
	114,209	(4)	342,630	(4)	32.99	2/23/16	—	—

William B. Rutherford	—		200,000	(5)	33.25	3/6/16	—	—
	—		—		—	—	25,000	$938,000

Jack E. Polson	8,759	(5)	—		2.75	8/21/12	—	—
	21,743	(5)	7,500	(5)	2.53	2/17/13	—	—
	75,000	(5)	25,000	(5)	6.88	10/30/13	—	—
	64,500	(4)	21,500	(4)	10.23	3/12/14	—	—
	55,000	(4)	55,000	(4)	20.69	3/17/15	—	—
	20,000	(4)	60,000	(4)	32.99	2/23/16	—	—
	—		—		—	—	10,000	375,200

Brent Turner	—		20,000	(5)	2.53	2/17/13	—	—
	69,500	(5)	25,000	(5)	6.88	10/30/13	—	—
	64,500	(4)	21,500	(4)	10.23	3/12/14	—	—
	55,000	(4)	55,000	(4)	20.69	3/17/15	—	—
	20,000	(4)	60,000	(4)	32.99	2/23/16	—	—
	—		—		—	—	10,000	375,200

Christopher L. Howard	50,000	(4)	50,000	(4)	23.90	9/1/15	—	—
	7,500	(4)	22,500	(4)	32.99	2/23/16	—	—
	—		—		—	—	10,000	375,200

(1)	The expiration date of each option occurs on the tenth anniversary of the grant date.

(2)	Shares of restricted stock vest 25% per year on the four successive anniversary dates of the grant of restricted stock. We granted 25,000 shares of restricted stock to Mr. Rutherford on March 6, 2006 and 10,000 shares of restricted stock to each of Messrs. Polson, Turner and Howard on February 23, 2006.

(3)	Based on the closing sales price of our common stock of $37.52 on the NASDAQ Global Select Market on December 29, 2006.

(4)	Options became or will become exercisable in 25% increments on the date of grant and on each of the first, second and third anniversaries of the option grant date.

(5)	Options became or will become exercisable in 25% increments on each of the first, second, third and fourth anniversaries of the option grant date.
Option Exercises and Stock Vested
     The following table shows the amounts received by the Named Executive Officers upon the exercise of options during 2006.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)
Joey A. Jacobs	10,600 (7/7/06)	$288,241
	41,400 (7/6/06)	1,126,223
	52,000 (5/16/06)	1,421,070
	53,900 (4/19/06)	1,585,200
	46,050 (3/21/06)	1,443,184
	46,050 (2/21/06)	1,527,711

William B. Rutherford	—	—

Jack E. Polson	16,000	489,749

Brent Turner	5,000 (6/6/06)	115,625
	500 (6/2/06)	11,538
	20,000 (2/17/06)	625,036

Christopher L. Howard	—	—
     No shares of restricted stock vested in 2006.
POST-EMPLOYMENT COMPENSATION
Nonqualified Deferred Compensation Plan
     The following table shows the activity during 2006 and the aggregate balances held by each of our Named Executive Officers at December 31, 2006 under the Psychiatric Solutions, Inc. Nonqualified Deferred Compensation Plan, or the NDCP.

	Executive	Registrant	Aggregate	Aggregate	Aggregate Balance
	Contributions in	Contributions in	Earnings in 2006	Withdrawals/	at December 31,
Name	2006 ($) (1)	2006 ($)	($)	Distributions ($)	2006 ($)
Joey A. Jacobs	$15,000	—	$495	—	$15,495
William B. Rutherford	—	—	—	—	—
Jack A. Polson	12,600	—	352	—	12,952
Brent Turner	6,300	—	163	—	6,463
Christopher L. Howard	13,846	—	408	—	14,254

(1)	All contributions by our Named Executive Officers were reported as compensation in the summary compensation table on page 17.
     On May 16, 2006, the Board, upon the recommendation of the Compensation Committee, approved and adopted the NDCP effective as of June 1, 2006. The NDCP is an unfunded plan pursuant to which eligible participants may elect to have a portion of their compensation deferred until a later date. Participants may elect to contribute to the NDCP any deferred salary in excess of such participant’s deferral limits under the Psychiatric Solutions, Inc. Retirement Savings Plan, or the Savings Plan, for the applicable year, plus any earnings thereon; provided, however, that such amount may not exceed the salary deferral limits provided in Section 402(g) of the Code in effect for the applicable calendar year. Each participant making a deferral election under the NDCP for the excess contributions to the Savings Plan shall also be credited with the matching contributions that we would have made, if any, under the Savings Plan for the applicable year in excess of the matching contributions actually made to the Savings Plan for such year. In addition, each participant may elect to defer up to 10% of his or her base salary and bonus into the NDCP. Eligibility for participation in the NDCP is limited to our employees who are (i) members of a select group of our management or otherwise are highly compensated and (ii) have been designated by the Compensation Committee to participate in the NDCP, including the Named Executive Officers. A participant’s account is 100% vested and nonforfeitable at all times. Deferral elections are made by the eligible employees in December of each year for amounts to be earned in the following year.
     Participants may direct the investment of their NDCP accounts in investment funds included in our 401(k) plan. Subject to our approval, a participant may elect for distributions to be paid upon retirement after reaching age 65, termination of employment or a date specified in the election. Unless a participant elects otherwise, distributions shall be made or begin as soon as administratively feasible following any termination of employment. However, if the participant is a “Key Employee,” as defined in the Code, such participant cannot receive any distributions from the NDCP on account of termination of employment until at least six months after such participant’s termination. A participant may elect for distributions to be paid in a lump sum or in annual or monthly installments over a period of no more than ten years. In the absence of such an election, distributions shall be made in a single sum. Upon death or disability of a participant or if we experience a change in control, such participant’s account balance will be paid in a lump sum.
     We have established a trust as a reserve for the benefits payable under the NDCP. We are the grantor of the trust and the trust has been established for the benefit of the participants therein and, if we become insolvent or go bankrupt, for the benefit of our general creditors. To the extent that the participants’ benefits are not paid from the trust, such benefits shall be paid from our general assets. The participants shall have no funded, secured or preferential right to payment hereunder, but rather shall at all times have the status of a general unsecured creditor.
Potential Payments Upon Termination or Change in Control
     We entered into an employment agreement with Joey A. Jacobs, our Chairman, President and Chief Executive Officer, effective August 6, 2002, which was amended on November 26, 2003. The employment agreement had an initial term that extended through December 31, 2003, and is thereafter subject to automatic annual renewals absent prior notice from either party of the intent to terminate the agreement. Mr. Jacobs’ base salary is subject to adjustment from time to time at the discretion of the Compensation Committee.
     If we terminate Mr. Jacobs’ employment “without cause” or if Mr. Jacobs resigns as a result of a “constructive discharge,” as those terms are defined in the employment agreement, (i) all options held by Mr. Jacobs and scheduled to vest during the succeeding 24-month period will immediately vest and will remain exercisable for 12 months from the date of termination; (ii) Mr. Jacobs will receive a lump sum severance payment equal to two times his base salary and bonus received during the 12 months prior to termination; (iii) Mr. Jacobs will receive any earned but unpaid base salary and bonus on a pro rata basis for the year of termination; and (iv) Mr. Jacobs will receive all standard medical and dental benefits provided to other executives will continue for 18 months.
     If Mr. Jacobs’ employment terminates as a result of his death, his beneficiaries will be entitled to receive his earned but unpaid base salary and bonus on a prorated basis for the year in which his death occurs. In addition, restricted stock held by Mr. Jacobs will immediately vest.
     If Mr. Jacobs’ employment terminates as a result of his disability, he will be entitled to receive his earned but unpaid base salary and bonus on a prorated basis for the year of termination. In addition, (i) all options held by Mr. Jacobs and scheduled to vest during the succeeding 18-month period will immediately vest; and (ii) restricted stock held by Mr. Jacobs will immediately vest.
     If Mr. Jacobs is terminated within 18 months after we experience a change in control, and the termination results from the change in control, Mr. Jacobs is entitled to receive a cash amount equal to two times his base salary and bonus received during the 12 months prior to termination, paid out over a period of 24 months, and the continuation for 18 months of all standard medical and dental benefits provided to other executives. In addition, all options held by Mr. Jacobs and scheduled to vest during the succeeding 24-month period will immediately vest and will remain exercisable for 12 months from the date of termination. If the payment of these benefits would result in Mr. Jacobs being subject to excise tax under Section 4999 of the Code, we will make a gross up payment to, or on behalf of, Mr. Jacobs to mitigate such taxes.

     The following table shows the amounts that Mr. Jacobs would have received if his employment had been terminated for the reasons indicated effective December 31, 2006:

			Accelerated Vesting
Triggering Event	Salary and Bonus		of Stock Options		Benefits
Death	$1,204,200	(1)	—		$98,849	(2)
Disability	1,204,200	(1)	$5,804,352	(3)	98,849	(2)
Termination by the Company Without Cause or Constructive Discharge	5,158,910	(4)	5,804,352	(5)	120,573	(6)
Change in Control	7,052,041	(7)	5,804,352	(5)	120,573	(6)

(1)	Represents bonus for 2006. Mr. Jacobs’ would not have any earned but unpaid base salary as of December 31, 2006.

(2)	Includes accrued vacation only.

(3)	The amount shown reflects the value of the shares of our Common Stock underlying unvested options that would vest within 18 months of termination, all of which would become vested in accordance with Mr. Jacobs’ employment agreement. The value is based on the number of shares underlying the options and the difference between $37.52, the closing price of our Common Stock as reported on the NASDAQ Global Select Market on December 29, 2006, and the per share exercise price for the options.

(4)	Represents a lump sum payment equal to two times Mr. Jacobs’ base salary and bonus received during the 12 months prior to termination plus his 2006 bonus.

(5)	The amount shown reflects the value of the shares of our Common Stock underlying unvested options that would vest within 24 months of termination, all of which would become vested in accordance with Mr. Jacobs’ employment agreement. The value is based on the number of shares underlying the options and the difference between $37.52, the closing price of our Common Stock as reported on the NASDAQ Global Select Market on December 29, 2006, and the per share exercise price for the options.

(6)	Includes accrued vacation and the premiums for standard medical and dental insurance benefits for 18 months in accordance with the Mr. Jacobs’ employment agreement.

(7)	Represents two times Mr. Jacobs’ base salary and bonus received during the 12 months prior to termination plus his 2006 bonus, paid out over a period of 24 months. The amount includes a “gross up” payment of all excise taxes imposed under Section 4999 of the Code and any federal income and excise taxes that are payable as a result of any reimbursements for Section 4999 excise taxes in accordance with Mr. Jacobs’ employment agreement. This calculation assumes termination of employment.
     In the event we terminate Mr. Jacobs’ employment for cause or if Mr. Jacobs resigns other than pursuant to a triggering event described in the table above, Mr. Jacobs will only receive his earned but unpaid base salary and accrued vacation through the date of termination.
     Mr. Jacobs has agreed that during the period of his employment and for a 12 month period thereafter, he will not, among other things, compete with us or solicit our clients or employees.
     During the first year of his employment, William B. Rutherford, our Chief Operating Officer, was entitled to severance pay equal to 150% of his base salary if we terminated his employment without cause. If Mr. Rutherford had been terminated without cause on December 31, 2006, his severance pay would have been $600,000. This severance obligation terminated on March 6, 2007. None of our other executive officers has an employment or severance agreement.

DIRECTOR COMPENSATION
     The following table sets forth the 2006 compensation for our non-employee directors.

Name	Fees Earned or Paid in Cash (1) ($)	Option Awards (2) ($)	Total ($)
William F. Carpenter III	$46,000	$40,363	$86,363
Mark P. Clein	23,000	40,363	63,363
David M. Dill	48,000	43,456	91,456
Richard D. Gore	22,000	40,363	62,363
Christopher Grant, Jr.	40,000	40,363	80,363
Ann H. Lamont (3)	2,000	16,088	18,088
William M. Petrie, M.D.	33,000	39,575	72,575
Edward K. Wissing	52,000	40,604	92,604

(1)	Includes annual retainer, meeting fees and fees associated with chairing a Board committee.

(2)	Represents the dollar value of compensation cost recognized by us pursuant to SFAS 123R. The options were granted pursuant to the Psychiatric Solutions, Inc. Outside Directors Non-Qualified Stock Option Plan, or the Directors Plan. See Note 10 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006 regarding assumptions underlying valuation of equity awards. The grant date fair value of each equity award granted during 2006 computed in accordance with SFAS 123R is $9.71. As of December 31, 2006, Mr. Carpenter held options to purchase 24,000 shares of our common stock, Mr. Clein held options to purchase 14,000 shares of our common stock, Mr. Dill held options to purchase 20,000 shares of our common stock, Mr. Gore held options to purchase 32,000 shares of our common stock, Mr. Grant held options to purchase 14,000 shares of our common stock, Dr. Petrie held options to purchase 20,000 shares of our common stock and Mr. Wissing held options to purchase 41,178 shares of our common stock.

(3)	Ms. Lamont resigned from the Board of Directors effective May 16, 2006.
     Mr. Jacobs does not receive any additional compensation for his services as a director. Each non-employee director receives:
•	an annual retainer as described below;

•	a meeting fee of $2,000 for each Board or committee meeting attended in person and $1,000 for each telephonic meeting (but only one fee in the event that more than one such meeting is held on a single day);

•	an initial grant of an option to purchase 12,000 shares of common stock on the date of such director’s appointment to the Board of Directors;

•	an annual grant of an option to purchase 8,000 shares of common stock; and

•	reimbursement for necessary travel expenses incurred in attending such meetings.
     Additionally, the Board member serving as Chairman of the Audit Committee and the Board member serving as Chairman of the Compliance Committee receive an additional $2,000 per month. The Board member serving as Chairman of the Nominating and Corporate Governance Committee and the Board member serving as Chairman of the Compensation Committee receive an additional $1,000 per month.
     In 2006, each non-employee director received an annual retainer of $12,000. On November 2, 2006, based on comparisons with peer companies in the consultant’s report, our Board increased the annual cash retainer to be paid to each non-employee director in 2007 and for subsequent years to $40,000.
     Option grants under the Directors Plan are non-discretionary. As of the date of our annual meeting of stockholders each year, each non-employee member of our Board is automatically granted under the Directors Plan, without further action by us, the Board of Directors, the Compensation Committee or our stockholders, an option to purchase 8,000 shares of our common stock. Options granted under the Directors Plan are intended by us not to qualify as incentive stock options under the Code.
     The exercise price of options granted under the Directors Plan must be the fair market value of our common stock subject to the option on the date of the option grant. Options granted under the Directors Plan are immediately exercisable as to 25% of the option shares and the remaining 75% of the option shares become exercisable in equal installments on each of the first, second and third anniversaries of the option grant date. Options granted prior to May 17, 2005 expire the earlier of five years from the date of grant or three months after the date on which the option holder ceases to be a director (one year after death or disability). Options granted on or after May 17, 2005 expire the earlier of ten years from the date of grant or three months after the option holder ceases to be a director. All options granted under the Directors Plan become fully vested if we experience a change in control, subject to vesting limitations in situations in which an option holder would realize less net income under the option after payment of “golden parachute” excise taxes under Section 4999 of the Code. The Board may amend or terminate the Directors Plan in its discretion, except that no amendment will become effective without approval of our stockholders if such approval is necessary pursuant to the NASDAQ listing standards. The Directors Plan will continue indefinitely until it is terminated by the Board.
     On May 16, 2006, the Board granted an option to purchase 8,000 shares of our common stock to each of our non-employee directors at an exercise price of $29.49 per share (the fair market value based on the closing sales price reported on the NASDAQ Global Select Market on the previous trading day).
     Each of our directors is a party to an Indemnification Agreement with us pursuant to which we have agreed to indemnify and advance expenses to such director in connection with his or her service as our director, officer or agent to the fullest extent permitted by law and as set forth in each such agreement and, to the extent applicable, to maintain insurance coverage for each such director under our policies of directors and officers’ liability insurance.
Equity Compensation Plan Information
     The following table provides information as of December 31, 2006 with respect to compensation plans (including individual compensation arrangements) under which shares of our Common Stock are authorized for issuance.

Number of securities
remaining available for
future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan category	warrants and rights (a)	warrants and rights (b)	column (a))(c)
Equity compensation plans approved by security holders (1)	5,655,248	$20.76	2,934,856

Equity compensation plans not approved by security holders	—	—	—

Total	5,655,248	$20.76	2,934,856

(1)	Represents stock options granted or issuable under the Psychiatric Solutions, Inc. 1997 Key Personnel Plan, the Equity Incentive Plan and the Directors Plan.

Compensation Committee Interlocks and Insider Participation
     Prior to May 16, 2006, the members of the Compensation Committee of our Board of Directors were Christopher Grant, Jr. and Ann Lamont. Ms. Lamont resigned from our Board of Directors effective May 16, 2006 and Richard Gore and William Petrie, M.D. were appointed as members of the Compensation Committee effective as of May 16, 2006. No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.
COMPENSATION COMMITTEE REPORT
The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate the Compensation Committee Report by reference therein.
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by SEC Regulation S-K, Item 402(b) with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2006.
COMPENSATION COMMITTEE
Christopher Grant, Jr., Chairman
Mark P. Clein
Richard D. Gore

AUDIT COMMITTEE REPORT
The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Audit Committee Report by reference therein.
     Our management has primary responsibility for preparing our financial statements and implementing internal controls over financial reporting. Our independent registered public accounting firm, Ernst & Young LLP (“Ernst & Young”), is responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States.
     The role and responsibilities of the Audit Committee are set forth in a written Charter adopted by our Board of Directors on November 5, 2002, as amended and restated on March 23, 2004. The Amended and Restated Charter is available on our website located at www.psysolutions.com. The Audit Committee reviews and reassesses the adequacy of the Charter annually or more often as necessary and recommends any proposed changes to the Board. The Audit Committee acted in accordance with its Charter in 2006. In fulfilling its responsibilities for fiscal year 2006, the Audit Committee:
•	Pre-approved all auditing and non-auditing services of Ernst & Young, other than certain de minimus non-audit services.

•	Reviewed and discussed with management our unaudited quarterly financial statements for the quarters ended March 31, June 30, September 30 and December 31, 2006 and our audited financial statements for the fiscal year ended December 31, 2006, including a discussion of critical accounting policies used in such financial statements;

•	Reviewed and discussed with the internal auditor the quality and appropriateness of our internal controls and reporting procedures;

•	Discussed with Ernst & Young the matters required to be discussed under Statement on Auditing Standards No. 61, as amended, relating to the conduct of the audit, both with and without management present; and

•	Received the written disclosures and the letter from Ernst & Young regarding Ernst & Young’s independence as required by Independence Standards Board Standard No. 1, and discussed with Ernst & Young their independence from us and management.
     Based on the Audit Committee’s review of the audited financial statements and discussions with management and Ernst & Young as described above, and in reliance thereon, the Audit Committee recommended to our Board of Directors that the audited financial statements for the fiscal year ended December 31, 2006 be included in our Annual Report on Form 10-K for filing with the SEC.
Members of the Audit Committee
David M. Dill, Chairman
Edward K. Wissing
Christopher Grant, Jr.

GENERAL INFORMATION
Stockholder Proposals for 2008 Annual Meeting
     Stockholder proposals intended to be presented at the 2008 annual meeting of stockholders must be received by us at our principal executive offices at 6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067 no later than December 18, 2007 in order for the proposals to be included in the Proxy Statement and form of proxy for that meeting. Any stockholder who wishes to bring a proposal before our next annual meeting, but does not wish to request that the proposal be included in our proxy materials, should provide written notice of the proposal to us at our principal executive offices by March 2, 2008. If a stockholder fails to provide timely notice of the stockholder’s proposal, the proxies solicited by our Board of Directors for that annual meeting will confer discretionary authority to vote on any such proposal that may be presented at the meeting. For a description of the process regarding stockholder nomination of directors, see “Corporate Governance – Nomination of Directors” on page 8 of this Proxy Statement.
Annual Report to Stockholders
     A copy of our 2006 Annual Report to Stockholders is enclosed. Upon the written request of any stockholder entitled to vote at the Annual Meeting, we will furnish, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC. Requests should be directed to Psychiatric Solutions, Inc., 6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067, Attention: Christopher L. Howard, Esq., Executive Vice President, General Counsel and Secretary, (615) 312-5700. Our 2006 Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2006 are also available through our website at www.psysolutions.com. Our Annual Report to Stockholders and Annual Report on Form 10-K are not proxy soliciting materials.

PSYCHIATRIC SOLUTIONS, INC
/s/ Joey A. Jacobs

Joey A. Jacobs
Chairman, President and Chief Executive Officer

April 16, 2007

PSYCHIATRIC SOLUTIONS, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
May 15, 2007
     The undersigned hereby appoints Brent Turner and Christopher L. Howard, or either of them, with full power of substitution and resubstitution, as proxies to vote all shares of capital stock of Psychiatric Solutions, Inc. (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s executive offices located at 6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067, on Tuesday, May 15, 2007, at 8:00 a.m. (Central Time), and at any adjournment thereof, on the following matters as indicated below and such other business as may properly come before the Annual Meeting:
1.	Election of Class II Directors.
Nominees: William F. Carpenter III, Mark P. Clein and Richard D. Gore

❑ FOR ALL NOMINEES	❑ WITHHOLD FROM ALL NOMINEES

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the nominee’s name on the space provided above.)
2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

❑ FOR	❑ AGAINST	❑ ABSTAIN
     In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
THIS PROXY MUST BE DATED AND SIGNED ON THE REVERSE SIDE

     This Proxy is being solicited by the Company’s Board of Directors and, when properly executed, will be voted as specified. If not otherwise specified, the above named proxies will vote (a) FOR the election of all nominees as Class II directors of the Company, (b) FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year ending December 31, 2007 and (c) in accordance with the recommendation of the Board of Directors on any other proposal that may properly come before the meeting or any adjournment thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ❑
MARK HERE IF YOU PLAN TO ATTEND THE MEETING ❑

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